Exhibit 99.10
February 6, 2010
VIA ELECTRONIC MAIL AND UPS
Mr. Marcus E. Jundt
1360 12th Street Northeast
Watertown, South Dakota 57201
Dear Mr. Jundt:
We received your letter dated February 5, 2010, which was addressed to Tony Winczewski,, Chairman of the Company’s Nominating Committee (the “Committee”) and referred by him to the Company’s full Board of Directors (the “Board”).
The Committee, together with the Company’s professional advisors, has carefully reviewed your correspondences to date, as a whole, with respect to the requirements of Section 1.13 of the By-laws, and has reported the results of such review to the Board. Based on such review, the Committee has determined that your letter omits therein (including the Exchange Act and other filings made by you which you have incorporated by reference in your letter) certain disclosures required by Regulation S-K and Schedule 14A and, to that extent, it does not comply in all technical respects, with the requirements of Section 1.13 of the By-laws.
However, because the Committee and the Board otherwise have determined that, collectively, your February 5 letter, together with your prior correspondences to the Committee, substantially comply on their face with the requirements of Section 1.13 of the By-laws, the Company in good faith, but subject to the accuracy and completeness of all information, representations, and undertakings made by you in your correspondences, and further subject to your compliance with Rule 14a-9 referred to below, is not rejecting and hereby does accept the validity of your letter for purposes of Section 1.13 of the By-laws.
This foregoing acceptance by the Committee is subject to and assumes your compliance with Rule 14a-9 under the Exchange Act with respect to the requirement to make complete and accurate disclosure of all information relating to you and each of your “affiliates”, “associates” and “participants” in any “solicitation” (as such terms are defined in Rule 12b-2 , Rule 14a-1 and Items 4 and 5 of Schedule 14A, respectfully, under the Exchange Act) undertaken by you or any such other persons or entities (i) that you know or should have reason to know would be material to the Company’s stockholders to enable them to make a fully informed investment or voting decision and (ii) that you know or should have reason to know the Company would deem material (and, therefore, should be made aware of) to enable it to fully and accurately communicate with the Company’s stockholders, as necessary.
Moreover, to be clear, as you were notified in the Company’s February 4, 2010 correspondence, neither the Committee nor the Board will nominate you as a Board nominee or recommend you as a candidate for election as a Company director in connection with the Company’s 2010 annual meeting of stockholders. The Committee and the Board hereby further confirm to you that your name and background information will not appear as an insurgent (opposition), non-Board nominated director candidate in any of the Company’s proxy materials, including, without limitation, the Company’s proxy statement for the 2010 annual meeting of stockholders or on the Company’s proxy card for use in connection with such meeting.

This letter does not constitute a waiver, express or implied, of any claims the Company may have against you and your affiliates or associates, and any “participants” in any “solicitation” that you may undertake or that the Company may assert in respect of any activity undertaken by you and your affiliates or associates arising out of or in connection with the matters set forth in your letter or any other matter.
If you have any further questions relating to the foregoing, please contact the undersigned at (612) 337-2499.

Very truly yours,
/s/ Anthony L. Winczewski
Anthony L. Winczewski
Nominating Committee Chairman (On behalf of the Nominating Committee)
cc:	Clifford E. Neimeth, Esq. (Greenberg Traurig, LLP)
Scott K. Weiss, Esq. (Greenberg Traurig, LLP)
Martin R. Rosenbaum, Esq. (Maslon Edelman Borman & Brand, LLP)
Bradley A. Pederson, Esq. (Maslon Edelman Borman & Brand, LLP)

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